UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 4, 2026

Comstock Holding Companies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 Reston Metro Plaza, 10TH Floor
Reston, Virginia 20190
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (703) 230-1985

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01	CHCI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
On June 4, 2026, Comstock Holding Companies, Inc. (the “Company”), through a wholly owned subsidiary, CHCI Oklahoma Ventures LLC (“CHCI Oklahoma”), entered into the Limited Liability Company Agreement (the “JV Agreement”) of Oklahoma AI Ventures LLC, a Delaware limited liability company (the “Joint Venture”), with Eagle Road Oil, LLC, a Delaware limited liability company (“Eagle Road”). Eagle Road is 50% owned by a subsidiary of Jericho Energy Ventures Inc. (“Jericho”) and 50% by a Jericho affiliate. The Joint Venture was formed to assemble, entitle and develop contiguous land in Pawnee and Noble Counties, Oklahoma for large-scale artificial intelligence and data center campuses. CHCI Oklahoma and Eagle Road each hold a 50% membership interest in the Joint Venture, and CHCI Oklahoma serves as the administrative member and is responsible for day-to-day management. Certain major decisions, including property acquisitions or sales, material budget changes, and voluntary dissolution or bankruptcy, require the consent of both members.

Under the JV Agreement, CHCI Oklahoma will contribute $250,000 upon execution and an additional $2,500,000 upon execution, payable to Jericho as consideration for services, and has committed to fund up to an additional $5,750,000 over time, subject to approved budgets, such that its aggregate capital contributions are capped at $6,000,000 (inclusive of the initial $250,000 but exclusive of the $2,500,000 payment). CHCI Oklahoma may also elect to contribute up to an additional $5,000,000 for predevelopment. These commitments are in addition to the previously disclosed $1,500,000 that the Company invested in Jericho in February 2026. Distributions will be made pursuant to a waterfall providing for an 8.00% preferred return on capital and a 50/50 split of remaining proceeds, with no promote. Capital call shortfalls funded by one member may, if not repaid, result in dilution of the non-funding member. Each member also holds customary transfer rights, including reciprocal rights of first offer and co-sale, as well as a buy/sell right exercisable after five years or upon a deadlock, and CHCI Oklahoma holds a drag-along right exercisable above $150,000 per acre. The foregoing description is a summary and does not purport to be complete, and is qualified in its entirety by the full text of the JV Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the period ended June 30, 2026.
On June 4, 2026, the Joint Venture entered into a Contribution Agreement with Eagle Road, JEV OK, LLC, ROKFF, L.P. and Rising Eagle LLC. Eagle Road agreed to contribute its oil, gas and mineral leases, leasehold interests, personal property (including approximately 60 miles of gathering pipeline), rights-of-way and easements, and certain land option agreements relating to its Pawnee and Noble County assets, other than the wells, wellbore interests and incidental production rights, which it retains. The contributed property has an agreed value of $10,000,000. In exchange, the Joint Venture issued 50 units to Eagle Road, which were distributed to JEV OK, LLC and ROKFF, L.P. and then contributed to Rising Eagle LLC; Rising Eagle LLC was admitted as the “Land Member” and Eagle Road withdrew, leaving CHCI Oklahoma and Rising Eagle LLC as the members. The agreement also establishes a 15-year area of mutual interest covering each county in which the contributed leases are located.
On June 4, 2026, CHCI Oklahoma, the Joint Venture, Eagle Road, and Rising Eagle LLC entered into a right of first offer agreement granting the Joint Venture a right of first offer on certain other surface and subsurface properties of Eagle Road and its affiliates located outside Pawnee and Noble counties in Oklahoma (including in Seminole, Pottawatomie, Blaine and Creek counties) if offered for transfer during its term.
Item 7.01 Regulation FD Disclosure
On June 10, 2026, the Company issued a press release announcing the formation of the Joint Venture, a copy of which is furnished as Exhibit 99.1. The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description

99.1	Comstock Holding Companies, Inc. press release, dated June 10, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMSTOCK HOLDING COMPANIES, INC.

Date: June 10, 2026	By:	/s/ CHRISTOPHER CLEMENTE
Christopher Clemente Chairman and Chief Executive Officer